Exhibit 5.1

2001 ROSS AVENUE	AUSTIN	LONDON
DALLAS, TEXAS	BEIJING	MOSCOW
75201-2980	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 214.953.6500	DUBAI	RIYADH
FAX +1 214.953.6503	HONG KONG	SAN FRANCISCO
BakerBotts.com	HOUSTON	WASHINGTON

September 27, 2018

Clearway Energy, Inc.

300 Carnegie Center, Suite 300
Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel to Clearway Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale in an underwritten public offering (the “Offering”) of an aggregate of 3,916,449 shares (the “Shares”) of its Class C common stock, par value $.01 per share, pursuant to that certain Underwriting Agreement dated September 24, 2018 (the “Underwriting Agreement”) by and among the Company, Clearway Energy LLC and UBS Securities LLC, as the underwriter.

We refer to the registration statement on Form S-3 (Registration Statement No. 333-224684) with respect to the Shares being sold by the Company in the Offering (the “Registration Statement”), which Registration Statement became effective upon filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 4, 2018.  The final prospectus supplement dated September 24, 2018 (the “Prospectus Supplement”), which together with the accompanying prospectus dated May 4, 2018 filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Restated Certificate of Incorporation of the Company, dated as of May 2, 2016, as amended to date, the Fourth Amended and Restated Bylaws of the Company, effective as of August 31, 2018, the Underwriting Agreement, the Delaware General Corporation Law, corporate records and documents related to the Company, certificates of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered in the Offering on behalf of the Company against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the state of Delaware, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof.  We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

MPB/RPM/SKM